Exhibit 10.1
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
among
ADAMS GOLF, INC.,

ADAMS GOLF HOLDING CORP.,
ADAMS GOLF GP CORP.,
ADAMS GOLF, LTD.,
ADAMS GOLF IP, L.P.,
ADAMS GOLF MANAGEMENT CORP.,
and
WGU, LLC
(each a “Borrower” and collectively, “Borrowers”)
and
WACHOVIA BANK, NATIONAL ASSOCIATION
“Bank”
Dated: November ___, 2007

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Loan and Security Agreement
     THIS LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of November ___, 2007 between ADAMS GOLF, INC., a Delaware corporation (the “Company”), ADAMS GOLF HOLDING CORP., a Delaware corporation, ADAMS GOLF GP CORP., a Delaware corporation, ADAMS GOLF, LTD., a Texas limited partnership, ADAMS GOLF IP, L.P., a Delaware limited partnership, ADAMS GOLF MANAGEMENT CORP., a Delaware corporation and WGU, LLC, a Texas limited liability company (each a “Borrower” and together with the Company, “Borrowers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”);
W I T N E S S E T H :
     In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrowers, the parties agree as follows:
     1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.
          1.1 Defined Terms.
     “Accession” has the meaning set forth in the Code.
     “Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.
     “Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.
     “Affiliate” of a Person means (a) any Person directly or indirectly owning 10% or more of the voting stock or equity interests of such named Person or of which the named Person owns 10% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.
     “Applicable Margin” means (a) 1.75% with respect to LMIR Loans and (b) 0.00% with respect to Base Rate Loans.
     “Arbitration Rules” has the meaning set forth in Section 10.16.
     “Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day.
     “Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

     “Borrower Information Certificate” means a certificate submitted by Borrowers to Bank on or before the Closing Date pursuant to Section 3.1 hereto concerning certain factual information about Borrowers, to be substantially in the form of Exhibit 3.1.2 hereto.
     “Borrowing Base” means, on any date of determination thereof, an amount equal to:
     (i) up to 85% of the total amount of Eligible Accounts, plus
     (ii) the least of (a) $17,000,000, (b) the sum of (1) up to 59% of the total amount of Eligible Inventory consisting of finished goods inventory plus (2) up to 31% of the total amount of Eligible Inventory consisting of raw materials plus (3) the lesser of (A) up to 12% of the total amount of Slow-Moving Inventory and (B) $500,000 and (c) up to 85% of the NOLV of Eligible Inventory; minus
     (iii) any Reserves.
     “Borrowing Base Certificate” has the meaning set forth in Section 5.6(a).
     “Business Day” means a weekday on which Bank is open for business in Charlotte, North Carolina, except that if a determination of a Business Day shall relate to any LMIR Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.
     “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

     “Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.
     “Closing Date” means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied and the initial Loans are made under this Agreement.
     “Code” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.
     “Collateral” means all property of Borrowers, wherever located and whether now owned by Borrowers or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located; provided that Collateral shall exclude Excluded Collateral.
     “Collateral Location” means any location where Collateral is located, as identified and certified by Borrowers on the Borrower Information Certificate.
     “Collections Account” means any Deposit Account maintained by Borrowers at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.
     “Commercial Tort Claim” has the meaning set forth in the Code.
     “Consolidated Cash Taxes” means, for any applicable period of computation, the sum of all income and franchise taxes paid in cash by each Borrower and its consolidated Subsidiaries during such period, determined on a consolidated basis in accordance with applicable law and GAAP.
     “Consolidated EBITDA” means, for any applicable period of computation, (a) Consolidated Net Income for such period, but excluding therefrom (i) all extraordinary items of income or loss for such period and (ii) other non-recurring items of income and loss for such period, as determined by Borrower and approved by Bank in its Permitted Discretion, plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of each Borrower for such period, plus (iii) depreciation, amortization and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges) of each Borrower for such period.
     “Consolidated Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense paid in cash for such period plus (ii) Consolidated Scheduled Indebtedness Payments made during such period.
     “Consolidated Interest Expense” means, for any applicable period of computation, all interest expense, net of cash interest income, of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any applicable period of computation, the net income (or net deficit) of the Company and its consolidated Subsidiaries for such period, after deduction of interest expense, income taxes and depreciation and amortization for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Scheduled Indebtedness Payments” means, for any applicable period of computation, the sum of all scheduled payments of principal on Consolidated Indebtedness for such period (including the principal component of payments due on capital leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP; it being understood that Consolidated Scheduled Indebtedness Payments shall not include (a) voluntary prepayments or the mandatory prepayments required pursuant to Section 2.1, or (b) the payment of the principal of the Obligations due on the Termination Date.
     “Customary Permitted Liens” means Liens described in Section 6.2(a), (b), (c) (d), (f), (g) (h) and (i).
     “Default” has the meaning set forth in the definition of Event of Default.
     “Default Rate”, on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 2.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 2.0% in excess of the Prime Rate in effect on such date.
     “Deposit Account” has the meaning set forth in the Code.
     “Disbursements Account” means any Deposit Account maintained by Borrowers with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.
     “Document” has the meaning set forth in the Code.
     “Electronic Chattel Paper” has the meaning set forth in the Code.
     “Eligible Accounts” means all Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by any Borrower arising from the sale of Inventory and/or (as approved by Bank in its Permitted Discretion) the provision of certain services in any Borrower’s ordinary course of business in which Bank has a first priority, perfected security interest (subject to Customary Permitted Liens), but excluding, without duplication,
               (a) Net 30-Day Accounts outstanding for longer than (i) ninety (90) days from original invoice date or (ii) sixty (60) days from the original due date, whichever is shorter;
               (b) Net 60-Day Accounts outstanding for longer than (i) one hundred twenty (120) days from original invoice date or (ii) sixty (60) days from the original due date, whichever is shorter;
               (c) Net 90-Day Accounts outstanding for longer than (i) one hundred fifty (150) days from original invoice date or (ii) sixty (60) days from the original due date, whichever is shorter;
               (d) Net 120-Day Accounts outstanding for longer than (i) one hundred fifty (150) days from original invoice date or (ii) thirty (30) days from the original due date, whichever is shorter;
               (e) New Products Accounts outstanding for longer than one hundred eighty (180) days from original invoice date, provided, however, in no event shall the amount of New Product Accounts included in Eligible Accounts exceed $10,000,000 at any time)
               (f) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the aggregate Accounts owed by such Account Debtor to Borrowers are deemed ineligible hereunder pursuant to clause (a);
               (g) Accounts owing from any Affiliate of any Borrower;
               (h) Accounts owed by a creditor of any Borrower to the extent of the amount of any Indebtedness or other liabilities of such Borrower to such creditor;
               (i) Accounts which are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset, to the extent thereof;
               (j) Accounts owing by any Account Debtor which is not Solvent as determined by Bank in its Permitted Discretion;
               (k) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;
               (l) Accounts owed by an Account Debtor that (1) is a Sanctioned Person or (2) is located outside of the United States of America, unless in its Permitted Discretion Bank agrees to allow such Account to be an Eligible Account and such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount and on terms which are acceptable to Bank in its Permitted Discretion;
               (m) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision unless the applicable Borrower shall have complied with all applicable federal and state assignment of claims laws;
               (n) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;
               (o) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment;
               (p) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed twenty-five percent (25%) of the total Accounts of Borrowers (to the extent of such excess);
               (q) Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by any Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of such Borrower (including any bonding company) has lien or retainage rights;
               (r) Any and all other Accounts the validity, collectibility or amount of which is determined to be doubtful by the Company in good faith or by Bank in its Permitted Discretion; and
               (s) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(g) or (h).
     No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default in any material respect.
     “Eligible Inventory” means all Inventory acquired by each Borrower in the ordinary course of its business as presently conducted consisting of raw materials and finished goods which Bank has determined to be eligible for credit extensions hereunder in its Permitted Discretion, valued at the lower of cost or market on a first-in, first-out basis, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, any such Inventory which
               (a) is not at all times subject to a duly perfected, first priority security interest in favor of Bank (subject to Customary Permitted Liens);
               (b) is not in good and saleable condition as determined by Bank in its Permitted Discretion;

               (c) is on consignment from, or subject to, any repurchase agreement with any supplier;
               (d) constitutes returned, repossessed, damaged, defective, obsolete, or Slow-Moving Inventory as determined by Bank in its Permitted Discretion;
               (e) does not conform in all respects to the warranties and representations set forth in the Loan Documents in respect of Inventory Collateral or Collateral generally;
               (f) is subject to a negotiable document of title (unless issued or endorsed to Bank);
               (g) is subject to any license or other agreement that limits or restricts a Borrower’s or Bank’s right to sell or otherwise dispose of such inventory (unless the licensor and such Borrower enter into a licensor waiver in form and substance reasonably satisfactory to Bank);
               (h) is not located at a Collateral Location;
               (i) constitutes inventory-in-transit in excess of $1,500,000 in the aggregate; provided, however, no inventory in-transit shall be included in Eligible Inventory unless Bank has access to all shipping documents relating thereto in its Permitted Discretion;
               (j) is located at a Collateral Location with respect to which, if not owned and controlled by a Borrower, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its Permitted Discretion);
               (k) consists of any packaging materials, supplies or promotional materials; or
               (l) which Bank otherwise in its Permitted Discretion deems to not be Eligible Inventory.
     “Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.
     “Equipment” has the meaning set forth in the Code.
     “ERISA” has the meaning set forth in Section 4.17.

     “Event of Default” means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.
     “Excluded Collateral” means Equipment securing Permitted Indebtedness under Section 6.1(d) secured by Liens permitted under Section 6.2(f) and capital stock of any Subsidiary of any Borrower.
     “Excess Availability” means, on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans and Letter of Credit Obligations then outstanding (including any amounts that Bank may have paid for the account of Borrowers pursuant to any of the Loan Documents and that have not been reimbursed by Borrowers) is subtracted from the lesser of the Revolver Commitment and the Borrowing Base on such date, and as determined on the Borrowing Base Certificate, as determined from time to time and submitted by Borrowers to Bank.
     “Excess Liquidity” means the sum of Excess Availability plus Cash Equivalents plus cash.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by it.
     “Fixed Charge Coverage Ratio” means, as of the last day of each month, the ratio of (a)(i) Consolidated EBITDA (computed for the consecutive twelve months then ending), minus (ii) unfinanced capital expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, minus (iv) cash dividends or other distributions paid by Borrowers pursuant to Section 6.3 during such period, to (b) Consolidated Fixed Charges (computed for the consecutive twelve months then ending).
     “Fixtures” has the meaning set forth in the Code.
     “GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
     “General Intangibles” has the meaning set forth in the Code, and includes, without limitation, general intangibles of each Borrower, whether now owned or hereafter created or acquired by each Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to each Borrower to secure payment of any of Borrowers’ Accounts by an Account Debtor, all rights to indemnification and all other intangible property of each Borrower of every kind and nature (other than Accounts).
     “Guarantor” means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations.
     “Guaranty Agreement” means any guaranty of all or any Obligations now or hereafter executed and delivered by any Guarantor to Bank, as it may be modified.
     “Indebtedness” means, without duplication, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in the ordinary course of business); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as capital leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Person that is redeemable or required to be repurchased at the option of the holder thereof; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual Lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all net obligations under Swap Agreements; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; (k) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); and (l) all obligations of such Person under take or pay or similar arrangements or under commodities agreements.
     “Instrument” has the meaning set forth in the Code.
     “Inventory” has the meaning set forth in the Code.
     “Investment Property” has the meaning set forth in the Code.
     “Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.
     “Jurisdiction” means the State of Texas.
     “Letter of Credit” means a letter of credit issued by Bank for the account of any Borrower as provided in Section 2.1.1 and 2.11 hereof.
     “Letter of Credit Obligations” means all obligations of each Borrower to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by each Borrower in connection with Bank’s issuance, amendment, renewal or extension of Letters of Credit hereunder.
     “Letter-of-Credit Right” has the meaning set forth in the Code.
     “LIBOR Market Index Rate”, for any day, means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate for one (1) month U.S. dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 A.M. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).
     “Lien” means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.
     “LMIR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Market Index Rate.
     “Loan Documents” means this Agreement, each other Security Agreement, the Notes, each Guaranty Agreement, each Notice of Borrowings, the Borrower Information Certificate, each Borrowing Base Certificate, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time.
     “Loans” means the Revolver Loans.

     “Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, or financial condition of Borrowers, taken as a whole, (iii) material adverse effect upon the ability of Borrowers, taken as a whole, to fulfill any obligation under any of the Loan Documents, or (iv) material adverse effect on the value of the Collateral in the aggregate.
     “Material Agreement” means an agreement to which any Borrower or any Guarantor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Maximum Credit” shall mean the amount of $15,000,000, as such amount may be increased to $30,000,000 in accordance with the terms of Section 2.1.1 hereof.
     “Net 30-Day Account” means an Account which is due and payable 30 days after the original invoice date relating thereto.
     “Net 60-Day Account” means an Account which is due and payable 60 days after the original invoice date relating thereto.
     “Net 90-Day Account” means an Account which is due and payable 90 days after the original invoice date relating thereto.
     “Net 120-Day Account” means an Account which is due and payable 120 days after the original invoice date relating thereto.
     “New Product Account” means an Account relating to the sale of new products.
     “NOLV” means, with respect to any Inventory, the expected net dollar amount to be realized at an orderly negotiated sale of such Inventory, expressed as a percentage of the original cost of such Inventory net of operating expenses, liquidation expenses and commissions, as determined by Bank from time to time based upon the most recent appraisals of Bank or its agents in form and substance satisfactory to Bank in all respects.
     “Notes” means the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.
     “Notice of Borrowing” with respect to Revolver Loans means the written request for a Revolver Loan as identified in Section 2.5.2 hereof.
     “OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.
     “Obligations” means all obligations now or hereafter owed to Bank or any Affiliate of Bank by any Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the

Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Indebtedness arising out of or relating to any Deposit Accounts of any Borrower at Bank or any Affiliate of Bank or any cash management services or other products or services, including credit cards, merchant cards and ACH transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker’s acceptances issued for the account of any Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of any Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Indebtedness accruing after bankruptcy, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of any Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.
     “Permitted Acquisition” means any acquisition by any Borrower of assets or the capital stock or other equity interests of any Person which complies with each of the following:
     (i) at the time of consummation thereof, no Default or Event of Default then exists or would result therefrom,
     (ii) (A) such Person was (or the assets so acquired were), immediately prior to such acquisition, engaged (or used) primarily in a business substantially similar to that which Borrowers are engaged as of the Closing Date, (B) such business was located in the continental United States or Canada, and (C) if such business is an entity, such entity is chartered in the United States or Canada,
     (iii) such acquisition shall have been approved by the board of directors of the Person so acquired or the Person who owns the assets to be acquired, and with respect to a stock acquisition (or acquisition of other equity interests) either (A) the Person so acquired becomes a wholly-owned Subsidiary of such Borrower, or (B) such Person is merged with and into such Borrower, and in such case, any new wholly-owned Subsidiary shall execute a joinder agreement satisfactory to Bank in its Permitted Discretion pursuant to which such Subsidiary shall become a “Borrower” hereunder,
     (iv) if such acquisition is structured as an asset acquisition, then such Borrower shall, as additional collateral security for the Obligations, grant to the Bank, Liens on any of the acquired assets by the execution and delivery to Bank of such agreements, instruments and documents as Bank may request which shall be reasonably satisfactory in form and substance to Bank,
     (v) any Debt or Liens assumed or issued in connection with such acquisition are otherwise permitted under Section 6.1 or 6.2, as the case may be,
     (vi) the aggregate consideration (inclusive of cash paid, Indebtedness and other liabilities issued or assumed, the fair value of all property, other than capital stock of the Company, conveyed and the maximum amount of any “earnout,” sales commissions and royalties payable in respect of such acquisition) shall not exceed $5,000,000 unless Bank otherwise consents,
     (vii) the aggregate consideration (as described above) payable in respect of all Permitted Acquisitions shall not exceed $5,000,000,
     (viii) upon consummation of such acquisition and after giving effect thereto, Excess Liquidity shall be at least $7,000,000.
     “Permitted Discretion” means a determination made in the good faith exercise of reasonable (from the perspective of a senior secured lender) business judgment.
     “Permitted Indebtedness” has the meaning set forth in Section 6.1 hereof.
     “Permitted Liens” has the meaning set forth in Section 6.2 hereof.
     “Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.
     “Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank.
     “Proceeds” has the meaning set forth in the Code.
     “Properly Contested” means, in the case of any Indebtedness or other obligations of any Borrower or any Guarantor (including any taxes) that is not paid as and when due or payable by reason of such Borrower’s or such Guarantor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or other obligations are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Borrower or such Guarantor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness or other obligations will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Borrower or such Guarantor; (iv) no Lien is imposed upon any of such Borrower’s or such Guarantor’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Indebtedness results from, or is determined by the entry, rendition or issuance against such Borrower or such Guarantor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Borrower or such Guarantor, such Borrower or such Guarantor forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

     “Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.
     “Reserves” means such amounts as may be required by Bank at any time and from time to time in Bank’s Permitted Discretion.
     “Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed the Maximum Credit at any one time.
     “Revolver Loan” means a loan made by Bank as provided in Section 2.1.1 hereof.
     “Revolver Note” has the meaning set forth in Section 2.1.2 hereof.
     “Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.
     “Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by any Borrower or other Person granting Bank a security interest in any Collateral to secure the Obligations.
     “Senior Officer” means the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, any Borrower.
     “Slow-Moving Inventory” means as of any calculation date, all items of Inventory comprising an sku of Borrower’s Inventory as of such calculation date if the value of such Inventory exceeds the amount of all sales of similar Inventory during the prior 24 months.
     “Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.
     “Subsidiary” means any corporation, partnership or other entity in which any Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

     “Supporting Obligation” has the meaning set forth in the Code.
     “Swap Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.
     “Tangible Chattel Paper” has the meaning set forth in the Code.
     “Term” means the period from and including the Closing Date to but not including the Termination Date.
     “Termination Date” means the earliest of (i) November ___, 2012, (ii) the date on which Borrowers terminate this Agreement and the credit facilities provided hereunder pursuant to Section 2.14 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrowers pursuant to Section 8.2(a) hereof.
     “Third Party Waiver” means a waiver or subordination of Liens satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lienholders’ enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank’s access to the Collateral in exercise of Bank’s rights hereunder.
     “Unasserted Contingent Obligations” means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.
          1.2 Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.
          1.3 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (e) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (f) “or” is used in the inclusive sense of “and/or”; (g) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     2. The Credit Facilities; Letters of Credit; Interest and Fees.
          2.1 The Credit Facilities.
               2.1.1 Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make revolver loans (the “Revolver Loans”) to Borrowers and to issue Letters of Credit on behalf of Borrowers from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base. Revolver Loans may be Base Rate Loans or LMIR Loans. Within the foregoing limit, Borrowers may borrow, prepay and reborrow Revolver Loans at any time during the Term. The proceeds of the Revolver Loans shall be used solely by Borrowers to refinance existing indebtedness and to finance the ongoing working capital needs and general corporate purposes of Borrowers. So long as no Default or Event of Default exists or would exist after giving effect thereto, at the Borrowers’ request and subject to prior written approval by Bank, the Maximum Credit may be increased in an aggregate principal amount not to exceed $30,000,000.
               2.1.2 Revolver Note. Borrowers shall execute and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit A-1 attached hereto and made a part hereof (the “Revolver Note”), which Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.
     2.2 Collections Accounts.
               2.2.1 Collections Account. All payments on Accounts and other Collateral shall be forwarded by Borrowers to the Collections Account; provided, however, Bank, in its sole discretion may also require Borrowers to establish a lockbox under the control of Bank to which all applicable Account Debtors shall forward payments on the Accounts. Borrowers shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. In the event Bank requires a lockbox arrangement hereunder, Borrowers shall notify applicable Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that, upon the occurrence and during the continuance of an Event of Default and at all times thereafter until such Event of Default has been cured as determined by Bank in its Permitted Discretion, Bank shall have the right to directly contact such Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrowers on Accounts and sale of Collateral shall be held by Borrowers in trust for Bank and not commingled with Borrower’s funds and shall be deposited promptly by Borrowers to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrowers. Borrowers hereby grant to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrowers (including all Deposit Accounts) contained in Section 9.1 hereof.
               2.2.2 Power of Attorney. Borrowers hereby irrevocably appoint Bank (and any duly authorized Person designated by Bank) as Borrowers’ attorney-in-fact to endorse Borrowers’ names on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by the applicable Borrowers (prior to any subsequent endorsement by Bank) in negotiation of the item.
               2.2.3 Application of Payments. Payment items received into the Collections Account shall be applied by Bank on account of the Revolver Loans on the Business Day of receipt (provided such funds are received prior to 3:00 p.m. on such date), subject to chargebacks for uncollected payment items, and if no Event of Default exists and no Revolver Loans are then outstanding or have been repaid, Bank shall pay over such of the proceeds of such payments to a Deposit Account maintained by Borrowers at Bank and designated in writing by Borrowers. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, that Bank shall have the right to charge back to the Collections Account (or any other account of Borrowers maintained at Bank) an item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.
          2.3 Interest. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:
               2.3.1 LMIR Loans. Except as set forth in Section 2.3.2, all Loans shall constitute LMIR Loans and shall bear interest at the Applicable Margin in effect from time to time for such LMIR Loans plus the LIBOR Market Index Rate in effect from time to time.
               2.3.2 Base Rate Loans. Notwithstanding anything to the contrary in this Agreement, if (a) Borrowers should request or (b) Bank should at any time determine that (i) it is not possible to determine the LIBOR Market Index Rate or (ii) that the LIBOR Market Index Rate is no longer available or (iii) a Default or Event of Default exists, then all Loans shall constitute Base Rate Loans and shall bear interest at the Applicable Margin in effect from time to time for such Base Rate Loans plus the Base Rate in effect from time to time.

          2.4 Interest Rate Adjustments.
               2.4.1 Base Rate Loan. When a Base Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in the Base Rate, and the Base Rate shall continue to apply until another interest rate option is selected by Borrowers for that Loan.
               2.4.2 LMIR Loan. When a LMIR Loan is selected, the interest rate shall be adjusted daily as applicable to reflect LIBOR Market Index Rate then in effect and the LIBOR Market Index Rate shall continue to apply until another interest rate option is selected by Borrowers for that Loan.
          2.5 Notice and Manner of Borrowing and Rate Conversion.
               2.5.1 Revolver Loans. Borrowers shall give Bank irrevocable telephonic notice of each proposed Revolver Loan or permitted rate conversion not later than 12:00 p.m. (local time in Charlotte, North Carolina) on the same Business Day as each proposed Revolver Loan or rate conversion to a Base Rate Loan or a LMIR Loan. Each such notice shall specify (i) the date of such Revolver Loan or rate conversion, which shall be a Business Day, (ii) the amount of each Revolver Loan or the amount to be converted and (iii) the interest rate selected by Borrowers from the interest rate options set forth in this Agreement. Notices received after 12:00 p.m. (local time in Charlotte, North Carolina) shall be deemed received on the next Business Day. Bank’s acceptance of such a request shall be indicated by its making the Revolver Loan requested; and Bank will use reasonable efforts to have such Revolver Loan be deposited by Bank into the Disbursement Account on the same Business Day as the date notice is received or deemed received. Such a Revolver Loan shall be made available to Borrowers in immediately available funds by deposit into the Disbursement Account.
               2.5.2 Additional Provisions for Requests for Revolver Loans. Bank, in its Permitted Discretion, may require from Borrowers a signed written request for a Revolver Loan in form of a Notice of Borrowing satisfactory to Bank, in the form of the Notice of Borrowing attached hereto as Exhibit “2.5.2” which request shall be irrevocable and shall be delivered to Bank no later than 12:00 p.m. (local time in Charlotte, North Carolina) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may require.
                    (a) Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as LMIR Loans.

                    (b) Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as LMIR Loans.
                    (c) Bank shall have no obligation to Borrowers to honor any deemed request for a Revolver Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.
          2.6 Repayment of Loans.
               2.6.1 Repayment of Revolver Loans.
                    (a) The outstanding principal amount of Revolver Loans shall be repaid as follows: Any portion of Revolver Loans shall be paid by Borrowers to Bank immediately upon each receipt by Bank or Borrowers of any proceeds of any Accounts or other Collateral, to the extent of such proceeds. Bank may apply all proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Revolver Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Revolver Loans shall be due and payable on the Termination Date. Unless otherwise specified by Borrowers, all principal repayment of Revolver Loans shall be applied by Bank first to outstanding Base Rate Loans, and then to outstanding LMIR Loans.
                    (b) Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month for the immediately preceding month, computed through the last calendar day of the preceding month whether a Base Rate Loan or a LMIR Loan; and (ii) on the Termination Date.
          2.7 Additional Payment Provisions.
               2.7.1 Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrowers to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents within two (2) Business Days after demand.
               2.7.2 Authorization to Debit. Bank may debit the Disbursements Account, the Collections Account and any account subject to Bank’s control (as such term is used in Article 9 of the Code) and/or make Revolver Loans to Borrowers (whether or not in excess of the lesser of the Revolver Commitment and the Borrowing Base) and apply such amounts to the payment of Obligations including interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrowers.
               2.7.3 Time and Location of Payment. Borrowers shall make each payment of principal of and interest on the Obligations and fees hereunder not later than 12:00 noon (local time Charlotte, North Carolina) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
               2.7.4 Excess Over Borrowing Base. To the extent that the aggregate amount of all Revolver Loans and the Letter of Credit Obligations exceeds the Borrowing Base at any time, the amount of such excess will be paid immediately to Bank.
               2.7.5 [reserved].
               2.7.6 Capital Requirements. If, after the date of this Agreement, either (a) the introduction of, or any change in, or in the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank as a consequence of, or with reference to, the Revolver Commitment and other commitments of this type, below the rate which Bank or such other corporation could have achieved by for such introduction, change or compliance, then within five (5) Business Days after written demand by Bank, Borrowers (with respect to the Revolver Commitment) shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction. A certificate setting forth in reasonable detail any such amounts submitted to Borrowers by Bank shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
          2.8 Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, may, at Bank’s option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.
          2.9 Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment received by Bank shall be deemed applied by Bank on account of the applicable Obligations (subject to final payment of such items) on the Business Day (provided such funds are received prior to 3:00 p.m. on such Business Day) Bank receives such items in immediately available funds in the applicable Collections Account. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.
          2.10 Reserved.
          2.11 Letters of Credit.
               2.11.1 Issuance of Letters of Credit. Bank shall from time to time issue, upon five (5) Business Days prior written notice, extend or renew Letters of Credit for the account of Borrowers; provided that (i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $5,000,000, (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and all Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (iii) all other conditions precedent to the issuance of each such Letter of Credit as set forth herein are satisfied or waived in writing by Bank. All payments made by Bank under any such Letters of Credit and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrowers instruct Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrowers shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require in respect to the issuance and administration of the Letters of Credit. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank’s approval, and Bank shall have no obligation to issue any Letter of Credit or accept any Letter of Credit which has a maturity date later than the Termination Date. Bank may charge its standard fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Each Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon an Event of Default, Borrowers shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding Letters of Credit, to be held as cash collateral for Borrowers’ reimbursement obligations and other Obligations.
               2.11.2 Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”) Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

          2.12 Fees.
               2.12.1 Unused Line Fees. Borrowers shall pay to Bank an unused line fee with respect to the Revolver Commitment for each day equal to the product of (i) 12 1/2 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate outstanding amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.
               2.12.2 Letter of Credit Fees. Borrowers shall pay to Bank, at the end of each month, (i) Bank’s standard fees in connection with Letters of Credit, as in effect from time to time and (ii) with respect to standby and commercial Letters of Credit, a per annum fee equal to the Applicable Margin for LMIR Loans on the average outstanding balance of such Letters of Credit for such month.
          2.13 [Reserved].
          2.14 Termination. Upon at least thirty (30) days’ prior written notice to Bank, Borrowers may, at their option, terminate this Agreement and the Revolver Commitment in its entirety but not partially (except for a one-time partial reduction of $5,000,000 of the Revolver Commitment which may be exercised if (i) there is no Default or Event of Default immediately prior to or after such reduction, (ii) Excess Liquidity is at least $7,500,000 immediately after such reduction and (iii) Bank is given ten (10) days’ notice of such reduction); provided however, no such termination by Borrowers shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of quantifiable contingent obligations (including Letters of Credit), Bank’s receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent Obligations. Any notice of termination given by Borrowers shall be irrevocable unless Bank otherwise agrees in writing. Bank may terminate this Agreement and the Revolver Commitment at any time, without notice, upon or after the occurrence of an Event of Default.
          2.15 USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.
     3. Conditions Precedent to Extensions of Credit.
          3.1 Conditions Precedent to Initial Loans. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:
               3.1.1 Loan Documents. Borrowers and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, and other required Loan Documents, all in form and substance satisfactory to Bank.

               3.1.2 Supporting Documents and Other Conditions. Borrowers shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:
                    (a) A copy of the governing instruments of each Borrower and each Subsidiary and good standing certificates of each Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which such Borrower or such Subsidiary is qualified to do business;
                    (b) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of each Borrower and each Subsidiary, signed by the Secretary or another authorized officer of such Borrower or such Subsidiary authorizing the execution, delivery and performance of the Loan Documents;
                    (c) The legal opinion of Borrowers’ legal counsel addressed to Bank regarding such matters as Bank and its counsel may reasonably request;
                    (d) A satisfactory Borrowing Base Certificate in the form and with the content required on the form of the Borrowing Base Certificate attached hereto as Exhibit 5.6(a), duly completed by Borrowers, together with all supporting statements, schedules and reconciliations as required by Bank;
                    (e) UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral (other than Permitted Liens);
                    (f) A satisfactory Borrower Information Certificate duly completed by Borrowers;
                    (g) Satisfactory evidence of insurance meeting the requirements of Section 5.3;
                    (h) UCC-1 financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;
                    (i) Subordinations satisfactory to Bank as required by Section 5.9 and Section 6.1;
                    (j) Third Party Waivers as required by Section 5.12(c);
                    (k) A complete and final payoff letter from any lender whose outstanding Indebtedness is to be satisfied by remittance of proceeds of the initial Loan, and, if applicable, such disbursement letter as shall be required to direct the payment of loan proceeds;
                    (l) All required appraisals shall have been completed to Bank’s satisfaction;

                    (m) All required field exams shall have been completed to Bank’s satisfaction;
                    (n) All additional opinions, documents, certificates and other assurances that Bank or its counsel may reasonably require;
                    (o) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrowers are required under the Loan Documents to pay by the date of the initial Loan;
                    (p) Except as disclosed on Exhibit 4.4, there shall be no litigation in which any Borrower is a party defendant, which Bank determines may have a Material Adverse Effect;
                    (q) Bank shall have received each Borrower’s financial statements for its most recently concluded fiscal month and such other financial reports and information concerning such Borrower as Bank shall reasonably request, and Bank shall be reasonably satisfied therewith;
                    (r) Bank shall have determined that after the making of the initial Loans to be made on the Closing Date, the issuance of any Letters of Credit to be issued on the Closing Date and the payment of all fees and closing costs incurred on or prior to the Closing Date, Excess Availability is not less than $5,000,000; and
                    (s) Bank shall have received and approved any licensing agreements and other material contracts affecting each Borrower.
          3.2 Conditions Precedent to Each Revolver Loan. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied:
               3.2.1 Notice of Borrowing. Borrowers shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may request.
               3.2.2 No Default. No Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan or the issuance of any Letter of Credit in question and, if Borrowers are required to deliver a written Notice of Borrowing, Borrowers shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.
               3.2.3 Correctness of Representations. All representations and warranties made by Borrowers herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of date of the proposed Revolver Loan or Letter of Credit, and, if

Borrowers are required to deliver a written Notice of Borrowing, Borrowers shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.
               3.2.4 No Adverse Change. There shall have been no change which could have a Material Adverse Effect on any Borrower since the date of the most recent financial statements of such Person delivered to Bank from time to time.
               3.2.5 Limitations Not Exceeded. Any proposed Revolver Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the applicable Revolver Loans plus Letter of Credit Obligations to exceed the lesser of the applicable Revolver Commitment and the applicable Borrowing Base.
               3.2.6 Further Assurances. Borrowers shall have delivered such further documentation or assurances as Bank may reasonably require.
     4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, each Borrower makes the following representations and warranties. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder (except to the extent any such representations or warranties relate to a specific date):
          4.1 Valid Existence and Power. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect. Each Borrower has the requisite power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally and general principles of equity. Each Borrower is organized under the laws of its jurisdiction of organization and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.
          4.2 Authority. The execution, delivery and performance thereof by each Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary corporate, partnership or limited liability company actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.
          4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, no Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3. All such consolidated financial statements have been prepared in accordance with GAAP and fairly present the financial condition of each Borrower and each Subsidiary, as the case may be, as of the date thereof. No Borrower is aware of any material adverse fact (other than facts which are generally available to the public and not particular to such Borrower, such as general economic trends) concerning the financial condition of such Borrower or any Subsidiary which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Each Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents, each Borrower will be Solvent.
          4.4 Litigation. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of each Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting any Borrower or any Subsidiary or their assets, which if adversely determined would have a Material Adverse Effect.
          4.5 Agreements, Etc. Except as would not have a Material Adverse Effect, no Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or financial condition, nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement, or any law, regulation, decree, order or the like which would have a Material Adverse Effect.
          4.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by any Borrower or any Subsidiary for the conduct of any business in which it is engaged have been duly issued and are in full force and effect except where the failure would not have a Material Adverse Effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.
          4.7 Title. Each Borrower and each Subsidiary has indefeasible title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Each Borrower has full ownership rights in all Collateral.
          4.8 Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons (other than Customary Permitted Liens and Liens described in Section 6.2(e)), now existing or hereafter arising. All of the Collateral is intended to be the property and assets used solely in Borrowers’ businesses.
          4.9 Jurisdiction of Organization; Location. The jurisdiction in which each Borrower and each Subsidiary is organized, existing and in good standing, the chief executive office of each Borrower and each Subsidiary, the office where each Borrower’s and each Subsidiary’s business records are located, all of each Borrower’s and each Subsidiary’s other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrowers’ locations as described on Exhibit 4.9. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. No Borrower has changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.
          4.10 Taxes. Each Borrower and each Subsidiary has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due (except for any such taxes that are being Properly Contested). No Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any material taxes that have not been paid or are not being Properly Contested. Each Borrower and each Subsidiary has paid all sales and excise taxes due and payable by it except for such taxes that are being Properly Contested.
          4.11 Labor Law Matters. No goods or services have been or will be produced by any Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.
          4.12 Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against any Borrower except as to which such Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrowers have notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens (other than Customary Permitted Liens); and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing

Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.
          4.13 [Reserved].
          4.14 Corporate Structure. As of the date hereof, Exhibit 4.14 hereto sets forth (i) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its equity interests having voting powers owned by each Person, (ii) the name of each Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding equity interests of each Borrower and each of its Subsidiaries, and (iv) the number of authorized and issued equity interests (and treasury shares) of each Borrower and each Subsidiary. Each Borrower has good title to all of the shares or to all of the membership interests it purports to own of the equity interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of each Borrower and its Subsidiaries delivered to Bank, no Borrower has made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of any Borrower, except as otherwise permitted hereunder. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 4.14 hereto, there are no outstanding agreements or instruments binding upon the holders of any of any Borrower’s or any Subsidiary’s equity interests relating to the ownership of its equity interests.
          4.15 Deposit Accounts. No Borrower, nor any Subsidiary has any Deposit Accounts other than (a) on the Closing Date, those listed on Exhibit 4.15 and (b) after the Closing Date, those otherwise permitted by Section 6.15.
          4.16 Environmental. Except as disclosed on Exhibit 4.16, no Borrower, nor any Subsidiary, nor to any Borrower’s knowledge, any other previous owner or operator of any real property currently owned or operated by any Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by each Borrower and each Subsidiary, by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, each Borrower and each Subsidiary is in full compliance with all applicable Environmental Laws and each Borrower and each Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by any Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.
          4.17 ERISA. If requested by Bank, where applicable, each Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of any Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and, where applicable, no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” means a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. No Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.
          4.18 Investment Company Act. No Borrower, nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.
          4.19 Names. Each Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.19, during the preceding five (5) years, no Borrower has (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.
          4.20 Insider. No Borrower is and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.
          4.21 Sanctioned Persons; Sanctioned Countries. No Borrower, nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
          4.22 Compliance with Covenants; No Default. Each Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.
          4.23 Full Disclosure. There is no material fact which is known or which should be known by any Borrower that such Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by any Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by such Borrower necessary to keep the other statements from being misleading.
          4.24 Borrower Information Certificate. All representations, warranties and statements made by Borrowers in Borrower Information Certificate executed and delivered by

Borrowers to Bank in connection with the Loan are true and correct in all material respects as of the date hereof.
     5. Affirmative Covenants of Borrowers. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations (other than Unasserted Contingent Obligations) and the formal termination of this Agreement, each Borrower and each Subsidiary:
          5.1 Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans to finance Permitted Acquisitions, to refinance existing Indebtedness and to provide ongoing working capital to be used in the operation of such Borrower’s businesses and for other general corporate needs of such Borrower.
          5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto, to the extent necessary and in the reasonable discretion of such Borrower, so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.
          5.3 Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts acceptable to Bank, shall name and directly insure Bank as secured party and loss payee under a long-form loss payee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days’ written notice to Bank. Each Borrower shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Bank from time to time.
          5.4 Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) such Borrower is taking to correct the same, (b) any litigation involving an amount at issue in excess of $500,000 or material changes in existing litigation or any judgment against it or its assets in excess of $500,000, (c) any damage or loss to property, where insurance does not cover damage or loss in excess of $500,000, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance (excluding rebates, customer incentives and customer deductions taken or given in the ordinary course of the business of such Borrower) in an amount equal to $500,000 or otherwise having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any Material Agreement to which such Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Indebtedness of such Borrower; and (h) any loss or threatened loss of material licenses or permits which could have a Material Adverse Effect.
          5.5 Inspections of Books and Records and Field Examinations. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank and shall further permit such inspections, reviews, appraisals and field examinations of its other books and records and properties (with such frequency and at such reasonable times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time; provided, however, Bank shall be entitled to conduct (i) one field examination per fiscal year at Borrowers’ expense if average Excess Liquidity for such fiscal year is at all times equal to or greater than $6,000,000, (ii) two field examinations per fiscal year at Borrowers’ expense if average Excess Liquidity for such fiscal year is at all times equal to or less than $6,000,000 but greater than $3,000,000 and (iii) three field examinations per fiscal year at Borrowers’ expense if average Excess Liquidity is equal to or less than $3,000,000 at any time during such fiscal year. The cost of such field examinations, reviews, appraisals, verifications and inspections shall be borne by Borrowers, provided that (a) the cost of field examinations shall not exceed $850 per examiner per day, plus Bank’s reasonable out-of-pocket expenses and (b) the Borrowers shall not be obligated to pay for inventory appraisals unless Excess Liquidity is less than $7,000,000.
          5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:
               (a) Periodic Borrowing Base Information. Within fifteen (15) days of the end of each month (and more frequently if required by Bank), a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”) to include each Borrower’s accounts receivable and inventory roll forwards and inventory mark to market adjustments. Within fifteen (15) days of the end of each month: (i) a report listing all Accounts of each Borrower as of the last Business Day of such month (an “Accounts Receivable Report”) which shall include the amount and age of each Account on an original invoice date aging basis, the name and mailing address of each Account Debtor, a detailing of all Accounts which do not constitute Eligible Accounts, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank and (ii) a report listing all Inventory and all Eligible Inventory of each Borrower as of the last Business Day of such month, the cost thereof, specifying raw materials, work-in-process, finished goods (by categories) and all Inventory which has not been timely sold by each Borrower in the ordinary course of business (i.e., a slow moving inventory report), and such other information as Bank may require relating thereto, all in form acceptable to Bank (an “Inventory Report”).
               (b) Interim Statements. Within thirty (30) days after the end of each fiscal month of each Borrower, (i) a consolidated and consolidating balance sheet of each Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year of such Borrower ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year and (ii) a report reconciling (x) the Accounts and Inventory of each Borrower as set forth on the Accounts

Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Bank pursuant hereto (which shall be based upon each Borrower’s general ledger and verified by a physical Inventory count conducted on a frequency acceptable to Bank). The foregoing statements and report shall be certified by the chief financial officer of each Borrower as true and correct and fairly representing in all material respects the consolidated financial condition of each Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.
               (c) Annual Statements. Within ninety (90) days after the end of each fiscal year of each Borrower, a detailed audited financial report of such Borrower and its Subsidiaries containing a consolidated balance sheet at the end of that period and a consolidated income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion (unqualified in all material respects) of independent certified public accountants selected by Borrower and satisfactory to Bank in its Permitted Discretion that the financial statements were prepared in accordance with GAAP.
               (d) Compliance and No Default Certificates. Together with each report required by subsections (b) and (c) hereto, a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its president or chief financial officer certifying that no Default then exists or if a Default exists, the nature and duration thereof and each Borrower’s intention with respect thereto.
               (e) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to each Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of such Borrower including, without limitation, each report submitted to each Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of such Borrower.
               (f) Payables Report. Within twenty (20) days of the end of each fiscal month of each Borrower (or more frequently if required by Bank), a schedule of all accounts payable of each Borrower setting forth for each such account the number of days which have elapsed since the original date of invoice and containing the name and address of each vendor and such other detail requested by Bank.
               (g) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of each Borrower and its respective Subsidiaries.
               (h) Projections. Not later than the thirtieth (30th) day after the commencement of each fiscal year of each Borrower, deliver Projections (as hereinafter defined) to Bank for such Borrower for such fiscal year. “Projections” means such Borrower’s forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements, and (v) Borrowing Base availability calculations, all prepared on a month by month basis and on a consistent basis with such Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          5.7 Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.
          5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its taxes, except and to the extent only that such taxes are being Properly Contested.
          5.9 Subordination. Shall cause all Indebtedness and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Bank.
          5.10 Compliance; Hazardous Materials. Except where the failure would not have a Material Adverse Effect, shall comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, no Borrower, nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, except in compliance with applicable laws and regulations. Each Borrower shall promptly report to Bank any notices of any violations of such laws or regulations received from any regulatory or governmental body which would have a Material Adverse Effect, along with such Borrower’s proposed corrective action as to such violation.
          5.11 Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.
          5.12 Covenants Regarding Collateral. Each Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Each Borrower and each Subsidiary:
               (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance that would have a Material Adverse Effect;
               (b) will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;
               (c) will, at Bank’s request, obtain and deliver to Bank such Third Party Waivers as Bank may reasonably require;
               (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and no Borrower will create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

               (e) except for (i) sales of Inventory in the ordinary course of business and (ii) as permitted by Section 6.13 will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;
               (f) shall promptly notify Bank of any future material patents, trademarks or copyrights owned by any Borrower or any Subsidiary and any material license agreements entered into by any Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and
               (g) shall give Bank at least ten (10) days prior written notice of any new trade or fictitious name. Any Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.
     6. Negative Covenants of Borrowers. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations (other than Unasserted Contingent Obligations) and the formal termination of this Agreement, each Borrower and each Subsidiary:
          6.1 Indebtedness. Shall not create or permit to exist any Indebtedness, including any guaranties or other contingent obligations, except the following (“Permitted Indebtedness”):
               (a) The Obligations;
               (b) Endorsement of checks for collection in the ordinary course of business;
               (c) Indebtedness payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due;
               (d) Purchase money Indebtedness and capital leases not exceeding $1,000,000 in aggregate principal amount at any time outstanding for all Borrowers and all Subsidiaries incurred to purchase or lease Equipment, provided that the amount of such Indebtedness shall not at any time exceed the purchase price of the Equipment purchased;
               (e) Indebtedness existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof; and
               (f) Indebtedness of any Borrower or any of its Subsidiaries to another Borrower or another of its Subsidiaries.

          6.2 Liens. Shall not create or permit any Liens on any of its property except the following (“Permitted Liens”):
               (a) Liens securing the Obligations;
               (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due and payable or which are being Properly Contested;
               (c) Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not due and payable or which are being Properly Contested;
               (d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;
               (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(i) or securing appeal or other similar bonds related to such judgments;
               (f) Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;
               (g) any interest or title of a lessor or any Lien encumbering such lessor’s interest with respect to any lease to Borrower or any Subsidiary;
               (h) deposits to secure trade contracts and leases (other than Indebtedness), statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
               (i) Liens created in the ordinary course of business in favor of banks or other financial institutions over credit balances of any bank account of Borrower or any Subsidiary held at such banks or financial institutions;
               (j) Liens securing Swap Contracts permitted by Section 6.1(g);
               (k) Liens securing Permitted Debt incurred solely for the purpose of purchase money financing and capital leases for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property;
               (l) Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

          6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Indebtedness subordinate to the Obligations except the following:
               (a) Any Subsidiary may pay dividends to any Borrower or another Subsidiary wholly-owned by any Borrower.
               (b) Borrowers may repurchase shares of their common stock from time to time during the term of this Agreement, so long as (i) no Default or Event of Default exists immediately prior to or after the consummation of any such purchase, (ii) the aggregate amount paid by Borrowers in connection with such purchases shall not exceed $3,000,000 and (iii) Excess Liquidity of Borrowers is equal to or greater than $7,000,000 immediately after giving effect to each such purchase.
               (c) The Company may distribute to its shareholders during each calendar year an aggregate amount (including all dividends or other payments) not exceeding the amount of federal income tax payable by such members in such year with respect to the taxable income of the Company, assuming such income is taxed at the rate applicable to the highest bracket of income (not to exceed 33% unless Bank shall otherwise permit in writing); provided that at the time of each such distribution, and after giving effect thereto, each of the following conditions is met: (A) no Default or Event of Default exists, (B) the Company is Solvent, (C) such distribution is permitted under applicable law, and (D)  the Company has given Bank at least ten (10) days prior written notice prior to making such distribution; provided that if the amount of any such dividends and other payments to a shareholder exceeds the tax liability of said shareholder, said shareholder shall promptly after the determination of the amount of such excess make a contribution to capital of the Company in the amount of such excess.
          6.4 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person, except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $300,000 in the aggregate, (g) loans and advances between Borrower and its Subsidiaries or between Subsidiaries and (h) Permitted Acquisitions.
          6.5 Change in Business. Shall not enter into any business which is substantially different from, or not reasonably related to, the business in which it is engaged on the Closing Date.

          6.6 Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by as Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and (c) shall notify Bank promptly in writing of any material discount, offset or other deductions not shown on the face of an Account invoice and any material dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sanctioned Person.
          6.7 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to such Borrower or such Subsidiary than if no such relationship existed.
          6.8 No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not change its name or the jurisdiction in which such Borrower or such Subsidiary is organized or, unless it shall have given 30 days’ advance written notice thereof to Bank, change the location of its chief executive office or other office where books or records are kept, or permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 4.9.
          6.9 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction except for a possible sale-and-leaseback involving Borrowers’ headquarters currently located at 2801 East Plano Parkway so long as (i) no Default or Event of Default exists immediately prior thereto or after the consummation of such transaction and (ii) Excess Liquidity of Borrowers is at least $7,000,000 after giving effect to such transaction.
          6.10 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.
          6.11 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.
          6.12 Subsidiaries. Except as disclosed in Exhibit 6.12 and except pursuant to a Permitted Acquisition, shall not acquire, or form any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.
          6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise any of the assets of any Person (except for any Permitted Acquisition), or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of Inventory or obsolete equipment in the ordinary course of business or sell or dispose of any equity ownership interests in any Subsidiary, other than as disclosed on Exhibit 6.12, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Nothing contained in this Section 6.13 shall prohibit or restrict (a) any merger or consolidation of any Borrower into another Borrower, or (b) the transfer of assets between Borrowers.
          6.14 Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods without prior written notice to Bank. Each Borrower’s fiscal year end is December 31 as of the Closing Date.
          6.15 Deposit Accounts. No Borrower shall open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) those listed on Exhibit 4.15, (iii) Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, and (iv) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of such Borrower. The aggregate balance of any Deposit Accounts which are not subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $1,000,000 without Bank’s prior written consent. Each Borrower shall maintain its primary Deposit Accounts and cash management Deposit Accounts with Bank. All Deposit Accounts maintained at Bank shall be deemed to be under Bank’s “control” as such term is used in Article 9 of the Code.
     7. Other Covenants of Borrowers. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations (other than Unasserted Contingent Obligations) and the termination of this Agreement, each Borrower and each Subsidiary shall comply with the following additional covenants:
          7.1 Fixed Charge Coverage Ratio. Each Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 as of the last day of each month commencing on November 30, 2007.
     8. Default.
          8.1 Events of Default. Each of the following shall constitute an Event of Default:

               (a) There shall occur any default by any Borrower in the payment, when due, of any principal of or interest on any Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or
               (b) There shall occur any default by any Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Section 6 or Section 7 of this Agreement; or
               (c) There shall occur any default by any Borrower or any other party (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or any Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank’s satisfaction within 15 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by such Borrower or such other party; or
               (d) Any representation or warranty made by any Borrower or any other party (other than Bank) herein or in any Loan Document or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or
               (e) Any other obligation now or hereafter owed by any Borrower to Bank or any Affiliate of Bank shall be in default and not cured within the grace period, if any, provided therein; or
               (f) Any Borrower or any Subsidiary shall fail to make any payment in respect of outstanding Indebtedness (other than the Obligations) in an aggregate principal amount of $500,000 or more when due after the expiration of any applicable grace or notice period, or (ii) any event or condition shall occur which results in the acceleration of the maturity of such Indebtedness (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to any such Person), or (iii) any event or condition shall occur and the expiration of any applicable grace or notice period that enables the holders of such Indebtedness or a commitment related to such Indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Person); or
               (g) Any Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (F) take any corporate action for the purpose of effecting any of the foregoing; or
               (h) An involuntary petition or complaint shall be filed against any Borrower or any Subsidiary seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of any Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or
               (i) A judgment in excess of $500,000 shall be rendered against any Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than thirty days (except judgments validly covered by insurance with a deductible of not more than $250,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of any Borrower, any Subsidiary in excess of $500,000 by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or
               (j) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or
               (k) There shall occur any change in the condition (financial or otherwise) of any Borrower and/or any Subsidiary which, in the reasonable opinion of Bank, could have a Material Adverse Effect; or
               (l) Any material change in the management of the Company or the acquisition (directly or indirectly) by any Person (other than any existing stockholder as of the date hereof) of more than 50% of the voting stock of the Company.
          8.2 Remedies. If any Default shall occur, Bank may, without notice to Borrowers, at its option, withhold further Loans or other extensions of credit to Borrowers. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:
               (a) Bank may declare any or all Obligations to be immediately due and payable (if not earlier demanded) (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(g) or 8.1(h), all Obligations shall automatically become immediately due and payable), terminate its obligation to make Loans and other extensions of credit to Borrowers, bring suit against any Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.
               (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrowers will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Each Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrowers if the notice is mailed to any Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Bank shall also use its best efforts to send a copy of such notice to a Senior Officer of Borrowers by email and facsimile, to the addresses for notice herein provided in Section 10.4; provided, however, the failure of Bank to provide such copy shall not create any liability on the part of Bank to Borrowers hereunder. Borrowers shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.
               (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in a Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.
          8.3 Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of each Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.
          8.4 Deposits; Insurance. After the occurrence of an Event of Default, each Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.
     9. Security Agreement.
          9.1 Security Interest.
               (a) As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of any Borrower to Bank and its Affiliates, whether hereunder and under the other Loan Documents between Bank or any Affiliate of Bank and any Borrower or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by any Borrower to Bank or any of Bank’s Affiliates, each Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of such Borrower in and to its Collateral, whether now owned or hereafter acquired by such Borrower.
               (b) Except as herein or by applicable law otherwise expressly provided, Bank shall be obligated to exercise any degree of care in connection with any

Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and each Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as each Borrower may have reasonably requested Bank to take and Bank’s omission to take any action not requested by such Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of any Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.
               (c) Upon the occurrence and during the continuation of an Event of Default, Bank may at any time and from time to time, with or without notice to any Borrower, (i) notify any Account Debtor or other obligor of any Collateral to make payment thereon directly to Bank of any amounts due or to become due thereon and (ii) receive and direct the disposition of any proceeds of any Collateral.
               (d) Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.
          9.2 Financing Statements; Power of Attorney. Each Borrower authorizes Bank at such Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without such Borrower’s signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of such Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in such Borrower’s name and to perform all other acts, at such Borrower’s expense, which Bank deems appropriate, in its Permitted Discretion, to perfect and to continue perfection of the security interest of Bank. Each Borrower hereby appoints Bank as such Borrower’s attorney-in-fact solely for the limited purpose to endorse, present and collect on behalf of such Borrower and in such Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which such Borrower may be owed. Upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a license or other right to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, solely as it pertains to the Collateral, in advertising for sale and selling any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Upon the occurrence and during the continuation of an Event of Default, the proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations and to any other Obligations then outstanding. If any deficiency shall arise, each Borrower shall remain jointly and severally liable to Bank therefor. If any surplus remains, Bank shall immediately return such excess funds to such Borrower.
          9.3 Entry. Each Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises during business hours for the purposes of either (i) inspecting the Collateral or (ii) in case of an Event of Default, taking possession of the Collateral and each Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.
          9.4 Other Rights. Each Borrower authorizes Bank without affecting such Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.
          9.5 Accounts. Upon the occurrence and during the continuation of an Event of Default, Bank may notify any Account Debtor of Bank’s security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of any Borrower at any time after the Event of Default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of any Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Obligations as it may determine.
          9.6 Waiver of Marshaling. Each Borrower hereby waives any right it may have to require marshaling of its assets.
          9.7 Control. Each Borrower agrees to use commercially reasonable efforts to cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.
     10. Miscellaneous.
          10.1 No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.
          10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Obligations are outstanding, there exists any commitment by Bank to any Borrower, and until this Agreement is formally terminated in writing.
          10.3 Indemnity By Borrowers; Expenses. In addition to all other Obligations, each Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of any Borrower and any Borrower’s operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loans by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations, (ii) any suit, investigation, action or proceeding by any Person (other than any Borrower or any Subsidiary of any Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to any Borrower under this Agreement, (iii) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank pursuant to Section 5.5 hereof; (v) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If any Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or any Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank’s option be debited against any Deposit Account of any Borrower at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, each Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or any Borrower with respect to the applicability of such tax. Each Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against such Borrower’s loan account, and shall survive termination of this Agreement.
          10.4 Notices. Any notice or other communication hereunder or under any Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Borrower:	Adams Golf, Inc.
2801 E. Plano Parkway
Plano, TX 75074
Attn: Eric Logan

Bank:	Wachovia Bank, National Association
5001 LBJ Freeway
Suite 1050
Dallas, Texas 75244
Attn: Ken Sepp
          10.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.
          10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank, and their respective successors and assigns; provided, that no Borrower may assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.
          10.7 Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

          10.8 No Usury. Regardless of any other provision of this Agreement, any Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of any Note and not to the payment of interest, and (ii) if the loan evidenced by any Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of such Note or the refunding of excess to be a complete settlement and acquittance thereof.
          10.9 Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.
          10.10 Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Bank.
          10.11 Participations and Assignments. Bank shall have the right to enter into one or more participation with other lenders with respect to the Obligations and to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents. Upon prior notice to Borrowers of such participation or assignment, Borrowers shall thereafter furnish to such participant or assignee any information furnished by Borrowers to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.
          10.12 Dealings with Multiple Borrowers. If more than one Person is named as a Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Bank shall have the right to deal with the Senior Officers of the Company with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the Senior Officers of the Company with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Borrowers hereby appoint the Senior Officers of the Company as their true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of Borrowers hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby
          10.13 Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, no Borrower nor anyone claiming by or under any Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Each

Borrower, for itself and all who may at any time claim through or under such Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of each Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower or any third party, other than payment and performance in full of the Obligations.
          10.14 Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. In case of conflict between the provisions of the Agreement and any other of the Loan Documents, this Agreement shall be controlling. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.
          10.15 Integration; Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
          10.16 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
          10.17 Binding Arbitration; Preservation of Remedies.

               (a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction.
               (b) Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.
               (c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.
               (d) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.
[Signatures on following page]

ADAMS GOLF, INC.
LOAN AND SECURITY AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

BORROWERS: ADAMS GOLF, INC. ADAMS GOLF HOLDING CORP. ADAMS GOLF GP CORP. ADAMS GOLF MANAGEMENT CORP.
By:
Name: Eric Logan
Title: Chief Financial Officer / Vice President

ADAMS GOLF, LTD. ADAMS GOLF IP, L.P.
By:	Adams Golf GP Corp., its general partner

By:
	Name:	Eric Logan
	Title:	Vice President

WGU, LLC
By:	Adams Golf, Ltd., its sole member
	By:	Adams Golf GP Corp., its general partner

By:
Name: Eric Logan Title: Vice President

ADAMS GOLF, INC.
LOAN AND SECURITY AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name:
Title: